Exhibit 3.3

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “FASTENTECH, INC.”, FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF AUGUST, A.D. 2005, AT 1:33 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

[SEAL]	/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State AUTHENTICATION: 4093698

DATE: 08-15-05

State of Delaware Secretary of State Division of Corporations Delivered 01:35 PM 08/15/2005 FILED 01:33 PM 08/15/2005 SRV 050671834 – 3169308 FILE

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

FASTENTECH, INC.

FastenTech, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”).

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the Minutes of the Board, adopted resolutions proposing and declaring advisable the following amendment to Restated Certificate of Incorporation of said corporation:

RESOLVED, that it is advisable and in the Company’s best interest to amend Article 4(B) of the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on March 16, 2000, as amended to date, by amending and replacing such Article 4(B) in its entirety, substantially in the form of Appendix A attached hereto (the “Amendment”); and further

RESOLVED, that the Amendment be submitted to the stockholders of the Company, including the holders of Series A Senior Preferred Stock, for approval in accordance with the Certificate of Incorporation; and further

RESOLVED, that subject to receipt of stockholder approval, the officers of the Company are hereby authorized and empowered to take any and all action and to execute and deliver any and all documents, as any such officer deems necessary or advisable to effect the above-mentioned amendment and restatement, without further authority or approval by the board of directors of the Company.

SECOND: That, in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the DGCL, and written notice of the adoption of the amendment has been given as provided in Section 228 of the DGCL to every stockholder entitled to such notice.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the DGCL.

FOURTH: That this Certificate of Amendment of the Restated Certificate of Incorporation shall be effective upon its filing with the Secretary of State of Delaware.

IN WITNESS WHEREOF, said FastenTech, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer as of the 15th day of August, 2005.

FASTENTECH, INC.

By:      /s/ Ronald B. Kalich

Name: Ronald Kalich

Title:   President

APPENDIX A

TO

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

FASTENTECH, INC.

B.	SENIOR PREFERRED STOCK

1.    Designation, Number of Shares. The first series of Preferred Stock shall be designated as the 8% Series A Cumulative Senior Preferred Stock (“Senior Preferred Stock”), and the number of shares which shall constitute such series shall be 910,000. The par value of the Senior Preferred Stock shall be $.01 per share.

2.    Accrual and Payment of Dividends

a.    The holders of Senior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, cumulative cash dividends at the rate of $0.80 plus the “Spread” then in effect (as defined herein) per share per annum. The Spread shall initially be zero (0). In the event that an Initial Public Offering (as hereinafter defined) occurs and the Company does not offer to repurchase 100% of the issued and outstanding Senior Preferred Stock prior to or within ten (10) days after the Initial Public Offering (with the closing date set forth in such offer to repurchase within thirty (30) days of the Initial Public Offering) at a cash price equal to $10 per share, plus accrued and unpaid dividends to the date of repurchase, and then purchase all shares tendered in accordance with the terms of such offer (an “IPO Event”), the Spread shall equal $0.025 per annum per share on the first day of the Quarterly Period (as hereinafter defined) after such IPO Event occurs and the Spread shall thereafter increase by an additional $0.025 per annum per share on the first day of each subsequent Quarterly Period; and (ii) in the event that a High Yield Offering (as hereinafter defined) occurs and the Company does not offer to repurchase at least 50% of the issued and outstanding Senior Preferred Stock prior to or within ten (10) days after the High Yield Offering (with the closing date set forth in such offer to repurchase within thirty (30) days of the High Yield Offering) at a cash price equal to $10 per share, plus accrued and unpaid dividends to the date of repurchase, and then purchase all shares tendered in accordance with the terms of such offer (a “High Yield Event”), the Spread shall equal $0.025 per annum per share on the first day of the Quarterly Period after such High Yield Event occurs and thereafter the Spread shall increase by an additional $0.025 per share per annum on the first day of each subsequent Quarterly Period; provided, however, that in no event shall the Spread increase by more than $0.025 per share per annum in any single Quarterly Period; provided, further, that the dividend rate shall not at any time exceed $1.20 per share per annum. Dividends on the Senior Preferred Stock, at the rates aforesaid, (including Additional Dividends, as that term is defined in Article IV.B.2.b hereof have accrued and compounded from March 25, 1998 to March 1, 2005, but have not been paid (the “Accumulated Dividends”). The Accumulated Dividends, and Additional Dividends thereon, shall compound in accordance with the provisions hereof to the date the Senior Preferred Stock is redeemed in accordance with Article IV.B.4, hereof. Subject to compliance with applicable law, commencing on each Dividend Accrual Date (as defined below) occurring on and after March 1, 2006, the Company shall pay on such applicable Dividend Accrual Date cash dividends to the holders of Senior Preferred Stock with respect to dividends accruing hereunder on or after March 1, 2005 to the extent such cash dividends have not previously been paid prior to such Dividend Accrual Date.

Dividends shall be payable in annual installments in arrears on the first day of March (unless such day is not a business day in which event on the last preceding business day) in each such year (hereinafter referred to as a “Dividend Accrual Date”), except that the dividend payment accrued on March 1, 2001 (and included in the Accumulated Dividends) was calculated from March 25, 1998 as if issued on such date, with Dividend Accrual Dates of March 1, 1999 and March 1, 2000, through March 1, 2001. Each dividend on Senior Preferred Stock when paid shall be payable to holders of record as they appear on the stock books of the Corporation on the date established by the Board of Directors of the Corporation as the record date for the payment of such dividend (which record date shall not precede the date upon which the resolution fixing such record date is adopted and which record date shall be not more than sixty days prior to such action). If no record date is fixed, the record date for determining holders for such purpose shall be at the close of business on the date on which the Board of

Directors adopts the resolution relating to such dividend payment. Dividends with respect to any shares of Senior Preferred Stock shall accrue (whether or not earned or declared) from the date of issue of such shares.

b.    Dividends on the Senior Preferred Stock shall be cumulative, whether or not earned or declared, so that if at any time full cumulative dividends (including the Accumulated Dividends) at the rate aforesaid on all shares of Senior Preferred Stock then outstanding to the end of the annual dividend period next preceding such time shall not have been paid, the amount of the deficiency shall be paid before any sum shall be set aside for or applied by the Corporation to the purchase, redemption or other acquisition for value of any shares of Junior Stock (either pursuant to any applicable sinking fund requirement or otherwise) or any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock (other than a dividend payable in Junior Stock) provided, however, that the foregoing shall not prohibit the Corporation from repurchasing shares of Junior Stock from a former employee of the Corporation (or a subsidiary of the Corporation) where such repurchase arises from the Corporation’s option to repurchase such shares upon termination of such employee’s employment with the Corporation (or a subsidiary) pursuant to a written agreement between the Corporation and such employee, or where the purchase price for such shares of Junior Stock does not exceed the original cost of such shares to the former employee. Accrued dividends on the Senior Preferred Stock if not paid on any Dividend Accrual Date following accrual, and the Accumulated Dividends, shall thereafter accrue additional dividends in respect thereof (the “Additional Dividends”), compounded annually, at the then applicable dividend rate.

c.    When dividends are not paid in full upon the Senior Preferred Stock, all dividends paid upon shares of Senior Preferred Stock shall be paid pro rata so that in all cases the amount of dividends paid per share on the Senior Preferred Stock shall bear the same ratio that accrued dividends per share on the shares of Senior Preferred Stock bear to each other.

d.    An annual dividend period shall commence on the day following a Dividend Accrual Date and shall end on the next succeeding Dividend Accrual Date.

3.    Preference on Liquidation

a.    In the event that the Corporation shall be liquidated, dissolved or wound up, whether voluntarily, or involuntarily, after all creditors of the Corporation shall have been paid in full, the holders of the Senior Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, before any amount shall be paid to the holders of any shares of Junior Stock, an amount equal to $10 in cash per share, plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon (including Additional Dividends) to the date of final distribution, and no more. If upon any liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be insufficient to pay the holders of all outstanding shares of Senior Preferred Stock the full amounts to which they respectively shall be entitled, such assets, or the proceeds thereof, shall be distributed ratably among the holders of the Senior Preferred Stock. Holders of Senior Preferred Stock shall not be entitled, upon the liquidation, dissolution or winding up of the Corporation, to receive any amounts with respect to such stock other than the amounts referred to in this Article IV.B(3)(a).

b.    Neither the purchase nor redemption by the Corporation of shares of any class of stock in any manner permitted by the Certificate of Incorporation or any amendment thereof, nor the merger or consolidation of the Corporation with or into any other corporation or corporations, nor a sale, transfer or lease of all or substantially all of the Corporation’s assets shall be deemed to be a liquidation, dissolution or winding up of the Corporation for the purposes of this Article IV.B(3) provided, however, that any consolidation or merger of the Corporation, in which the Corporation is not the surviving entity shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Article IV.B(3) if, (A) in connection therewith, the holders of Common Stock of the Corporation receive as consideration, whether in whole or in part, for such Common Stock (1) cash, (2) notes, debentures or other evidences of indebtedness or obligations to pay cash or (3) preferred stock of the surviving entity (whether or not the surviving entity is the Corporation) which ranks on a parity with or senior to the preferred stock received by holders of the Senior Preferred Stock with respect to liquidation or dividends or (B) the holders of the Senior Preferred Stock do not receive preferred stock of the surviving entity with rights, powers and preferences equal to (or more favorable to the holders than) the rights, powers and preferences of the Senior Preferred Stock.

4.    Redemption

a.    Mandatory Redemption. All outstanding shares of the Senior Preferred Stock shall be redeemed from funds legally available therefor on June 30, 2011 (the “Redemption Date”), at a price per share equal to $10 plus an amount per share equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon (including Additional Dividends) to the Redemption Date. The holders of the Senior Preferred Stock shall be paid in full in accordance with this Article IV.B(4) prior to any payment made to the holders of the Junior Preferred Stock pursuant to Article IV.C(4) hereof.

b.    The aggregate amount of the redemption pursuant to Article IV.B(4)(a) is hereinafter referred to as the “Senior Redemption Price.”

5.    Redemption Procedure

a.    A redemption pursuant to Article IV.B(4) shall be accomplished in the manner and with the effect as set forth in this Article IV.B(5).

b.    Notice of the redemption of Senior Preferred Stock pursuant to Article IV.B(4) shall be given by mail not less than ten (10) days prior to the Redemption Date. If less than all the outstanding Senior Preferred Stock is to be redeemed, the selection of shares for redemption shall be made pro rata and the notice of redemption to a holder shall state the number of shares of Senior Preferred Stock of such holder to be redeemed. The amount of the Senior Redemption Price shall be deposited on or before the Redemption Date in trust for the account of the holders of Senior Preferred Stock entitled thereto with a bank or trust company in good standing doing business in the State of New York and having capital and surplus of at least $100,000,000 (the date of such deposit being hereinafter in this Article IV.B(5) referred to as the “date of deposit”).

c.    Notice of the date on which, and the name and address of the bank of trust company with which, the deposit has been or will be made shall be included in the notice of redemption. On and after the Redemption Date (unless default shall be made by the Corporation in providing money for the payment of the Senior Redemption Price pursuant to the notice of redemption), or if the Corporation shall make such deposit on or before the date specified therefor in the notice of redemption, then on and after the date of deposit (provided notice of redemption has been duly given), all dividends on the Senior Preferred Stock so called for redemption shall cease to accrue and, notwithstanding that any certificate for shares of Senior Preferred Stock is not surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding and all rights of the holders thereof as stockholders of the Corporation with respect to such shares shall cease and terminate, except the right to receive the Senior Redemption Price as hereinafter provided.

d.    At any time on or after the Redemption Date, or if the Corporation shall deposit the money for such redemption prior to the Redemption Date, then at any time on or after the date of deposit, which time shall be specified by the Corporation in the notice of redemption and which shall not be later than the Redemption Date, the holders of record of the Senior Preferred Stock to be redeemed shall be entitled to receive the Senior Redemption Price upon actual delivery to the bank or trust company with which such deposit shall be made of certificates for the shares to be redeemed, such certificates, if required, to be duly endorsed in blank or accompanied by proper instruments of assignment and transfer duly endorsed in blank. The making of such deposit with any such bank or trust company shall not relieve the Corporation of liability for payment of the Senior Redemption Price.

e.    Any money so deposited which shall remain unclaimed by the holders of such Senior Preferred Stock at the end of two (2) years after the Redemption Date shall be paid by such bank or trust company to the Corporation, which shall thereafter, to the extent of the money so repaid, be liable for the payment of the Senior Redemption Price. Any interest accrued on money so deposited shall be paid to the Corporation from time to time.

6.    Voting. Except as required by law and except for any voting by the holders of the Senior Preferred Stock as part of a separate class or series pursuant to Article IV.B(7) hereunder or any other provision of the Corporation’s Certificate of Incorporation, no holder of Senior Preferred

Stock, as such holder, shall be entitled to vote on any matter submitted to a vote of stockholders. Notwithstanding the foregoing, prior to an Initial Public Offering (as defined herein) holders the Series A Senior Preferred Stock, Series B Junior Preferred Stock, Series C Junior Preferred Stock and Series D Senior Preferred Stock voting as a single class, shall be entitled by separate class vote to elect, with each share having one vote, one member of the Corporation’s board of directors at an annual meeting of the stockholders called for such purpose. On any matters on which the holders of the Senior Preferred Stock shall be entitled to vote, they shall be entitled to one vote for each share held.

7.    Other Rights. Without the written consent of the holders of a majority of the outstanding shares of Senior Preferred Stock or the vote of the holders of a majority of the outstanding shares of Senior Preferred Stock at a meeting of the holders of Senior Preferred Stock called for such purpose, the Corporation shall not amend, alter or repeal any provision of the Corporation’s Certificate of Incorporation so as to adversely affect the rights and preferences of the Senior Preferred Stock; provided, however, that any such amendment that changes the dividend payable on the Senior Preferred Stock shall require the affirmative vote of the holder of each share of Senior Preferred Stock at a meeting of such holders called for such purpose or the written consent of the holder of each share of Senior Preferred Stock, provided, further, that in no event will issuance of any series of Preferred Stock that is on a parity with or junior to the Senior Preferred Stock or has a redemption date earlier than the Senior Preferred Stock be deemed to adversely affect the rights and preferences of the Senior Preferred Stock.

8.    Acknowledgement. The terms of the Preferred Stockholders Agreement dated as of March 17, 2000 (the “Preferred Stockholders Agreement”) by and among Citicorp Venture Capital Ltd. and the other parties listed as signatories thereto shall be binding on each holder of the Senior Preferred Stock, as if such holder were an “Investor” thereunder. Each holder of Senior Preferred Stock, by acceptance thereof, acknowledges and agrees that payments of dividends, interest, premium and principal on, and redemption and repurchase of, such securities by the Corporation are subject to restrictions contained in certain credit and financing agreements of the Corporation and its subsidiaries.

9.    Subordination.

a.    General. The Corporation, for itself, its successors and assigns, covenants and agrees, and the holder of Senior Preferred Stock, by its acceptance thereof, likewise covenants and agrees, that the payment of all amounts payable under the Senior Preferred Stock, is hereby expressly subordinated, to the extent and in the manner set forth in this Section 9, in right of payment to the prior payment in full in cash of all Senior Debt (as defined herein) of the Corporation and that the subordination is for the benefit of and enforceable by the holders of the Senior Debt. “Senior Debt” shall mean any indebtedness, liabilities and other obligations in respect of the Corporation’s 11 1/2% Senior Subordinated Notes Due May 1, 2011.

b.    Insolvency Event. In the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, dissolution, reorganization, arrangement, readjustment, composition or other similar judicial proceedings in connection therewith, relative to the Corporation or its property, or in the event of any proceedings for voluntary liquidation, dissolution or other winding-up of the Corporation, whether or not involving insolvency or bankruptcy, or in the event of any assignment by the Corporation for the benefit of creditors or in the event of any other marshalling of the assets of the Corporation (collectively referred to as an “Insolvency Event”) then the holders of Senior Debt shall be entitled to receive payment in full in cash of all principal, premium, interest, fees and expenses, penalties, damages and charges or other amounts payable in respect of all Senior Debt before the holder of Senior Preferred Stock is entitled to receive any payment on account of the Senior Preferred Stock.

c.    Default. If (i) any default occurs and is continuing in the payment when due, whether at maturity, upon redemption, by declaration or otherwise, of any principal of or interest on any Senior Debt or (ii) any default occurs and is continuing with respect to any Senior Debt permitting the holders of such Senior Debt to accelerate the maturity thereof, neither the Corporation nor any other person on the Corporation’s behalf shall make any payment of any kind or character with respect to the Senior Preferred Stock or acquire any portion of the Senior Preferred Stock for cash, property or otherwise, in each case, until such default has been cured or waived or has ceased to exist or such Senior Debt has been paid in full.

d.    Wrongful Payment. If, notwithstanding the provisions of this Section 9, any payment or distribution of any character shall be received by the holder of Senior Preferred Stock in contravention of this Section 9, and while any Senior Debt shall be outstanding, such payment or distribution shall be held in trust for the benefit of, and shall be immediately paid over or delivered or transferred to, the holders of such Senior Debt as their interest may appear, or their duly appointed agents, for application to the payment of all Senior Debt then outstanding, until all of the Senior Debt shall have been paid in full.

e.    Reinstatement. The provisions of this Section 9 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of Senior Debt is rescinded or must otherwise be returned by any holder of such Senior Debt in connection with any Insolvency Event, as though such payment had not been made.

f.    Standstill. During any period (a “Standstill Period”) commencing on a date on which an event described in clause (i) or clause (ii) of the first sentence of paragraph (e) of this Section occurs (by reason of which the Corporation may not pay amounts under the Senior Preferred Stock), no holder of Senior Preferred Stock shall (i) initiate any suit, action or proceeding against the Corporation to collect payment under the terms of such Senior Preferred Stock or (iii) file any petition or otherwise initiate any case, action or proceeding against the Corporation pursuant to any bankruptcy, insolvency or similar law, unless, prior to expiration of such Standstill Period, either (A) the principal of and interest on any Senior Debt is declared to be due and payable by reason of a default or (B) any holder of Senior Debt takes any action to foreclose or otherwise enforce any lien securing such Senior Debt.

g.    This Article IV.B.9. shall terminate on January 1, 2006 and thereafter shall no longer be applicable to any Senior Preferred Stock then outstanding or any holder thereof or any transaction by any such holder.

10.    Definitions

The following terms, when used in this Article IV.B, shall have the meanings set forth below:

a.    As used herein, the amount of dividends “accrued” on any share of Senior Preferred Stock as at any date shall be calculated as the amount of any unpaid dividends accumulated thereon to and including the last preceding Dividend Accrual Date with respect to which dividends have not been paid, whether or not earned or declared.

b.    “corporation” shall mean a corporation, partnership, business trust, unincorporated organization, association, limited liability company or joint stock company.

c.    “High Yield Offering” shall mean an issuance by the Company of $75,000,000 in unsecured debt securities with a weighted average maturity of at least five (5) years pursuant to (i) a completed firm commitment public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (ii) a completed placement under Rule 144A promulgated under the Securities Act of 1933, as amended.

d.    “Initial Public Offering” shall mean a completed firm commitment underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (other than (i) a Special Registration Statement or (ii) a registration statement relating to a Unit Offering) in respect of the offer and sale of shares of Common Stock for the account of the Corporation resulting in aggregate net proceeds to the Corporation of not less than $20,000,000.

e.    “Junior Stock” shall mean any series or class of the capital stock of the Corporation now or hereafter authorized or issued by the Corporation, including any series or class of preferred stock, ranking junior to the Senior Preferred Stock with respect to dividends or distributions or upon the liquidation, distribution of assets, dissolution or winding-up of the Corporation, including without limitation the Junior Preferred Stock, the Class A Common Stock and the Class B Common Stock (except as otherwise provided in Article IV.B(3) hereof).

f.    “Quarterly Period” shall mean the three (3) month period commencing on the first day of the first month following the Company’s failure to unconditionally offer to repurchase 100% of the issued and outstanding Senior Preferred Stock, in the case of an IPO Event, or 50% of the issued and outstanding Senior Preferred Stock, in the case of a High Yield Event, and each subsequent three (3) month period thereafter.

g.    “person” shall mean an individual, a corporation, partnership, trust, organization, association, government or any department or agency thereof, or any other individual or entity.

h.    “Special Registration Statement” means (i) a registration statement on Forms S-8 or S-4 or any similar or successor form or any other registration statement relating to an exchange offer or an offering of securities solely to the Corporation’s or any of its subsidiaries’ employees or security holders or (ii) a registration statement registering a Unit Offering; and

i.    ”Unit Offering” shall mean a completed firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, of a combination of debt and equity securities of the Corporation in which (i) not more than 10% of the gross proceeds received from the sale of such securities is attributed to such equity securities, and (ii) after giving effect to such offering, the Corporation does not have a class of equity securities required to be registered under the Securities Exchange Act of 1934, as amended.